EXHIBIT 3.2

                          ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                          SUNBURST ACQUISITIONS I, INC.



         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:  The name of the Corporation is Sunburst Acquisitions I, Inc.

         SECOND: The following amendment was adopted by the Board of Directors and Shareholders of the Corporation in the manner prescribed by the Colorado Business Corporation Act on February 22, 1999:

         ARTICLE I - THE NAME OF THE CORPORATION shall be amended to change the name of the corporation to Invu, Inc. and to read as follows:

                  "The name of the corporation is Invu, Inc."

         THIRD:   The number of  shares voted for  the amendment was  sufficient for approval.

         FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

         FIFTH:   The amendment does not affect a change in the amount of stated
capital.



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         DATED:   February 22, 1999

                                             SUNBURST ACQUISITIONS I, INC.



                                             By:      /s/ David Morgan
                                                      --------------------------
                                                      David Morgan, President

ATTEST:


By:       /s/
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Name:
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Title:
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